Exhibit 99.1

Strawberry Fields Reit, Inc. Announces Pricing of Public Offering of Common Stock

SOUTH BEND, IN / ACCESSWIRE / December 5, 2024 / Strawberry Fields REIT, Inc. (NYSE AMERICAN:STRW) (the “Company”) today announced that it has priced an underwritten public offering of 3,333,334 shares of its common stock for total gross proceeds (before underwriters’ discounts and commissions and offering expenses) of approximately $35 million.

“We are pleased with the outcome of our first public offering, generating significant proceeds to advance our strategic objectives while increasing the Company’s public float. We are also happy to welcome many new owners of our stock and look forward to a long-term partnership with these investors,” said Moishe Gubin, Chairman and Chief Executive Officer.

The offering is expected to close on December 6, 2024, subjected to customary closing conditions. The Company has granted the underwriters a 30-day option to purchase up to an additional 500,000 shares at the public offering price, less underwriting commissions.

The Company intends to contribute most of the net proceeds to Strawberry Fields Realty, LP, its operating partnership. The operating partnership will in turn use the proceeds from this offering to finance acquisitions of new investments, and for general corporate purposes. The Company will also retain a portion of the net proceeds to pay down existing debt and for general corporate purposes.

Janney Montgomery Scott is acting as lead book-running manager. Lake Street Capital Markets, Wedbush Securities, and Compass Point Research & Trading are acting as joint book-running managers. Colliers Securities is acting as co-manager.

Copies of the final prospectus supplement and accompanying prospectus related to these securities may be obtained from: Janney Montgomery Scott, Attention: Syndicate Department, 60 State Street, Boston, MA 02109, by telephone at (617) 557-2975 or by email at prospectus@janney.com.

The offering is being made pursuant to a shelf registration statement (including prospectus) on Form S-3, which was filed with the Securities and Exchange Commission and declared effective on August 1, 2024. The prospectus supplement related to this offering will also be filed with the Securities and Exchange Commission. Prospective investors should read the prospectus forming a part of that registration statement and the prospectus supplement related to the offering, when available, and the other documents that the Company has filed with the Securities and Exchange Commission for more complete information about the Company and the offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Strawberry Fields REIT, Inc.

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 115 healthcare facilities with an aggregate of 12,900+ beds, located throughout the states of Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee, and Texas. The 115 healthcare facilities comprise 104 skilled nursing facilities, nine assisted living facilities, and two long-term acute care hospitals.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These statements relate to the Company’s offering of common stock and the anticipated use of the net proceeds. No assurance can be given that the offering will be completed on the terms described, or at all, or that the net proceeds from the offering will be used as indicated. Completion of the offering on the terms described and the application of net proceeds are subject to numerous conditions, many of which are beyond the control of the Company, including, market conditions, general economic conditions and other factors, including those set forth under the heading “Risk Factors” in the Company’s prospectus and prospectus supplement related to this offering.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422